Exhibit 10.1

Avery Dennison Corporation
207 Goode Avenue, Suite 500
Glendale, California 91205
Phone 626 304-2000
Fax 626 792-7312

March 20, 2017

Greg Lovins

[Address]

[Address]

Dear Greg:

I am pleased to offer you the position of Vice President & Interim Chief Financial Officer, reporting directly to me. This role will begin on 3/22/17, and will end when a permanent CFO has been designated, signifying the end of the interim assignment.

The components of your interim pay package are as follows:

Base Salary:  Your annualized rate of pay will remain $424,360, paid semi-monthly and subject to normal tax withholdings.

Interim Stipend:  You will be provided a stipend of $10,000 per month during the interim period.  This stipend will be paid semi-monthly via payroll as a separate line item on your paycheck, and will be subject to normal tax withholdings.

Annual Incentive Plan (AIP):  Your AIP target will remain at 40% through the interim period.  The interim stipend described above will not be included for purposes of calculating your AIP award.  The AIP, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law or, if permissible under the law, at the discretion of the Company.

One-Time Bonus:  You will be awarded a special, one-time bonus in the amount of $100,000 at the end of the interim period.  This payment will be subject to normal tax withholdings.

Housing Support:  During the interim period, the Company will pay up to $4,500 per month for temporary housing for you near the Glendale, California headquarters.  This will be paid directly to the landlord by the company.  This housing support will cease at the end of the interim period.

Long-Term Incentive (LTI):  There will be no changes to your long-term incentive eligibility and opportunity during the interim period.  Should the interim period extend beyond 2017, the interim stipend described above will not be included for purposes of calculating your 2018 LTI award.

Sincerely,

/s/ Mitch Butier

Mitch Butier

President and CEO

cc: Mark Alders

Anne Hill

Accepted by:    /s/ Greg Lovins

Date:  March 21, 2017